THE DREYFUS/LAUREL FUNDS TRUST

               AMENDMENT NO. 9 TO THE SECOND AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST


     The undersigned, Assistant Secretary of The Dreyfus/Laurel Funds Trust (the "Trust"), does hereby certify that, pursuant to Article VII, Section 7.3 of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992, as amended (the "Trust Instrument"), the following duly adopted by at least a majority of the Trustees of the Trust at a meeting held on January 30, 2003 at which meeting a quorum was present and acting throughout.


            Pursuant to the authority expressly vested in the Trustees of the Trust by Article IV, Section 4.1 of the Trust Instrument, the Trustees approved the change of the name of "Dreyfus Premier Limited Term High Income Fund," a series of the Trust, to "Dreyfus Premier Limited Term High Yield Fund" effective February 3, 2003.





      Dated: April 25, 2003
                                          /s/ Jeff Prusnofsky

                                          Jeff Prusnofsky
                                          Assistant Secretary


New York, New York (ss)

On this 25th day of April, 2003, before me personally appeared Jeff
Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is Assistant Secretary of the above-referenced Trust and acknowledged that he executed the foregoing instrument as his free act and deed.


                                          /n/ Notary Public
                                          Notary Public